Exhibit 4.4

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT, dated as of February 10, 2009 (this “Agreement”), is made by and among Texas Petrochemicals LLC, a Texas limited liability company (“Company”) and Texas Butylene Chemical Corporation, a Texas corporation (“Texas Butylene” and, together with Company, each individually referred to herein as a “Borrower” and collectively as “Borrowers”), and each of the undersigned Lenders.

W I T N E S S E T H:

WHEREAS, the Borrowers, Deutsche Bank Trust Company Americas, acting in its capacity as administrative agent for the Lenders (the “Agent”) and Bank of America, N.A. (as successor by merger to LaSalle Bank National Association), as collateral agent for the Lenders (the “Collateral Agent”) and certain financial institutions parties thereto (each, a “Lender”; collectively, the “Lenders”) are parties to that certain Revolving Credit Agreement dated as of June 27, 2006 (as in effect from time to time, the “Credit Agreement”).

WHEREAS, the Borrowers have requested certain amendments to the Credit Agreement, and the Agent and the Lenders are willing to effect such amendments.

NOW, THEREFORE, in consideration of the recitals herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Credit Agreement, as amended hereby.

SECTION 2. AMENDMENTS TO CREDIT AGREEMENT

(a) Section 1.1 — Definitions. Section 1.1 of the Credit Agreement is amended as follows:

(i) Applicable Margin. The definition of “Applicable Margin” is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Applicable Margin” shall mean, at any time with respect to any Eurocurrency Loan, 3.50% per annum, and at any time with respect to any Base Rate Loan, 2.50% per annum.

(ii) Applicable Margin Period. The definition of “Applicable Margin Period” is hereby amended by deleting such definition in its entirety.

(iii) Availability. The definition of “Availability” is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Availability” means the result of (1) the lesser of (A) the Total Commitments and (B) the Borrowing Base minus (2) the Availability Block minus (3) Total Exposure.

(iv) Availability Block. A new defined term “Availability Block” is hereby inserted in proper alphabetical order to read as follows:

“Availability Block” shall mean $15,000,000 at all times on or prior to June 30, 2009, $17,500,000 from July 1, 2009 through December 31, 2009 and $20,000,000 at all times on and after January 1, 2010.

(v) Borrowing Base. The definition of “Borrowing Base” is hereby amended by inserting a new clause (c) at the conclusion thereof to read as follows:

(c) For purposes of clause (a)(i) above, the Value of Eligible Accounts Receivable at any time shall be determined by the Administrative Agent based on the Borrowing Base Certificate most recently delivered pursuant to Section 7.2(g)(i); provided, that without limiting the generality of clause (b) above, the Administrative Agent shall be entitled to increase or decrease reserves against Eligible Accounts Receivable based on increases or decreases in Eligible Accounts Receivable disclosed in the Borrowing Base Certificates delivered pursuant to Section 7.2(g)(iii) (it being understood that in no event shall the Value of Eligible Accounts Receivable as determined from a weekly Borrowing Base Certificate be more than as determined from the most recently delivered monthly Borrowing Base Certificate).

(vi) Liquidity Event. The definition of “Liquidity Event” is hereby amended by deleting the first sentence of such definition in its entirety and replacing it with the following sentence:

“Liquidity Event” shall mean the determination by the Administrative Agent that Availability was less than $20 million for five (5) or more consecutive days.

(vii) Majority Lenders. The definition of “Majority Lenders” is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Majority Lenders” shall mean, at any time, (i) with respect to any amendment, modification, supplement, waiver or other change to the definition of “Availability”, the definition of “Availability Block”, the proviso at the conclusion of Section 2.1(a), or subclause (i)(A) of Section 3.1, those Lenders having more than 66.67% of the aggregate amount of the Commitments or, if the Commitments shall have expired or been terminated, Lenders having more than 66.67% of the aggregate amount of the outstanding Exposures and (ii) with respect to all other matters, those Lenders having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have expired or been terminated, Lenders having more than 50% of the aggregate amount of the outstanding Exposures; and for this purpose, a Lender’s “Exposure” shall mean (assuming that any Interim Advances have been settled) the aggregate amount of such Lender’s outstanding Loans plus such Lender’s pro rata share (based on Loans) of outstanding Letter of Credit Obligations.

(b) Section 2.1 — Commitments; Delivery of Notes. Section 2.1 of the Credit Agreement is hereby amended by restating the proviso appearing at the conclusion of clause (a) in its entirety as follows:

; provided that no such Loan shall be made for the account of any Borrower if after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, (i) the aggregate amount of the Exposure of such Lender would exceed the Commitment of such Lender or (ii) the Total Exposure for all Borrowers would exceed (1) the lesser of (A) the Total Commitments and (B) subject to Section 2.2(b), the Borrowing Base minus (2) the Availability Block.

(c) Section 3.1 — Issuance of Letters of Credit. Section 3.1 is hereby amended by restating subclause (i) of clause (a) thereof in its entirety as follows:

(i)(A) Total Exposure would exceed (1) the lesser of (a) the Total Commitments and (b) the Borrowing Base minus (2) the Availability Block or (B) Letter of Credit Obligations would exceed $30,000,000 or (C) any Lender’s Exposure would exceed its Commitment;

(d) Section 7.2(g) — Borrowing Base Certificate. Section 7.2(g) is hereby amended by deleting such Section 7.2(g) in its entirety and replacing it with the following:

(g) Borrowing Base Certificate. (i) Within twelve (12) Business Days after the last Business Day of each fiscal month, (ii) at the Administrative Agent’s or Collateral Agent’s request upon the occurrence and during the continuation of an Event of Default, and (iii) within two (2) Business Days after the last Business Day of each week, a borrowing base certificate in the form of Exhibit 7.2(g) (the “Borrowing Base Certificate”) with all supporting detail as Administrative Agent or the Collateral Agent may from time to time reasonably require, duly completed, detailing Company’s understanding as to which Accounts or Inventory constitute Eligible Accounts Receivable and Eligible Inventory as of (x) with respect to Accounts, the last day of such fiscal month (in the case of clause (i) above), such date as the Administrative Agent or the Collateral Agent may specify in such request (in the case of clause (ii) above) or such week (in the case of clause (iii) above) and (y) with respect to Inventory, the last day of the most recently completed fiscal month (in the case of clauses (i) and (iii) above) or such date as the Administrative Agent or the Collateral Agent may specify in such request (in the case of clause (ii) above), and certified by the chief accounting officer or chief financial officer of Company and subject only to adjustment upon completion of the normal year-end audit of physical inventory. In addition, each Borrowing Base Certificate shall have attached to it such additional schedules and/or other information as the Administrative Agent or the Collateral Agent may reasonably request; and

(e) Section 9.1 — Fixed Charge Coverage. Section 9.1 is hereby amended by deleting such Section 9.1 in its entirety and replacing it with the following:

9.1 Intentionally Omitted.

SECTION 3. REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties. In order to induce the Agent and the Lenders to enter into this Agreement, the Borrowers hereby represent and warrant to the Agent and the Lenders, in each case after giving effect to this Agreement, as follows:

(a) Power and Authority. Each Borrower has the power and authority to execute, deliver and perform this Agreement and, in the case of each Borrower and each Credit Party, all agreements, documents and instruments executed and delivered pursuant to this Agreement and each Borrower and each Credit Party has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement and all agreements, documents and instruments executed and delivered by it pursuant to this Agreement, as the case may be.

(b) Binding Obligation. This Agreement has been duly executed and delivered by each Borrower and the Acknowledgement and Consent (as hereinafter defined) has been duly executed by each Subsidiary Guarantor, and such documents are the legal, valid and binding obligation of each such entity a party thereto, enforceable against such entity in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c) Incorporation of Representations and Warranties from the Credit Agreement. After giving effect to this Agreement, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Effective Date as though made on such date, except to the extent that such representations and warranties are expressly made as of a specific date (in which event such representations and warranties shall have been true and correct on and as of such specified date).

(d) No Violation or Conflict. Neither execution, delivery and performance of this Agreement nor the transactions contemplated hereby will (i) contravene in any material respect any Requirement of Law, (ii) conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the properties or assets of any Borrower or any Subsidiary pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, to which a Borrower or any Subsidiary is a party or by which it or any of its property or assets is bound or to which it may be subject, except for any such conflict, breach or Lien which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, or (iii) will violate or conflict with any Organizational Document of any Credit Party.

(e) No Additional Consents Required. No authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance of this Agreement and all agreements, documents and instruments executed and delivered pursuant to this Agreement other than those obtained and in full force and effect.

(f) Absence of Default. No Default or Event of Default will exist or be continuing.

(g) Good Standing. On the Effective Date, each Credit Party is a duly organized and validly existing entity in good standing in its jurisdiction of incorporation or formation.

SECTION 4. CONDITIONS PRECEDENT

4.1. Conditions to Effectiveness of Agreement. This Agreement shall become effective upon the date when each of the following conditions precedent have been satisfied (the “Effective Date”):

(a) Execution and Delivery of Agreement. Each Borrower and the Majority Lenders shall have executed and delivered this Agreement.

(b) Acknowledgement and Consent. The Agent shall have received an acknowledgement and consent dated the Effective Date in the form of Exhibit A attached hereto (the “Acknowledgement and Consent”), duly executed and delivered by each Subsidiary Guarantor.

(c) Fees. The Borrowers shall have paid (i) the Amendment Fee (as defined in Section 5) to the Agent for distribution to the Consenting Lenders (as defined in Section 5) in the manner set forth in Section 5, (ii) to the Agent all reasonable costs, fees and expenses (including, without limitation, legal fees and expenses of Winston & Strawn LLP) payable to the Agent to the extent then invoiced and due and (iii) all other fees and expenses due and payable to the Agent and/or any of it affiliates.

(d) No Defaults. After giving effect to this Agreement, no Default or Event of Default under the Credit Agreement shall have occurred and be continuing.

(e) Representations and Warranties. After giving effect to this Agreement, the representations and warranties of the Borrowers and the other Credit Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Effective Date as though made on such date, except to the extent that such representations and warranties are expressly made as of a specific date (in which event such representations and warranties shall have been true and correct on and as of such specified date).

SECTION 5. AMENDMENT FEE. In consideration of the execution of this Agreement by the Lenders, the Borrowers hereby agree to pay on the Effective Date to each Lender that executes this Agreement on or prior to 5:00 p.m. New York time on February 10, 2009 (each, a “Consenting Lender”), a fee (collectively, the “Amendment Fee”) in an amount equal to 0.25% multiplied by such Lender’s Commitment.

SECTION 6. MISCELLANEOUS

6.1. Miscellaneous. The parties hereto hereby further agree as follows:

(a) Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same document with the same force and effect as if the signatures of all of the parties were on a single counterpart, and it shall not be necessary in making proof of this Agreement to produce more than one (1) such counterpart.

(b) Headings. Headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(c) Integration. This Agreement, the other agreements and documents executed and delivered pursuant to this Agreement and the Credit Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

(d) Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND THE RIGHTS AND DUTIES OF THE BORROWERS, THE AGENT, EACH ISSUING BANK AND THE LENDERS UNDER THIS AGREEMENT AND ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each Borrower, the Agent and the Lenders and their respective successors and assigns. Except as expressly set forth to the contrary herein, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the each Borrower, the Agent and the Lenders and their respective successors and permitted assigns.

(f) Limitations. Except as expressly provided herein, the execution and delivery of this Agreement shall not: (a) constitute an extension, modification, or waiver of any aspect of the Credit Agreement or the other Loan Documents; (b) extend the terms of the Credit Agreement or the due date of any of the Obligations; (c) give rise to any obligation on the part of the Agent and the Lenders to extend, modify or waive any term or condition of the Credit Agreement or any of the other Loan Documents; or (d) give rise to any defenses or counterclaims to the right of the Agent and the Lenders to enforce its or their rights and remedies under the Credit Agreement and the other Loan Documents.

(g) Reference to and Effect on the Credit Agreement. The parties hereto agree and acknowledge that nothing contained in this Agreement in any manner or respect limits or terminates any of the provisions of the Credit Agreement or any of the other Loan Documents other than as expressly set forth herein and further agree and acknowledge that the

Credit Agreement (as amended hereby) and each of the other Loan Documents remain and continue in full force and effect and are hereby ratified and confirmed. Except to the extent expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not operate as an amendment of any rights, power or remedy of the Lenders or the Agent under the Credit Agreement or any other Loan Document, nor constitute an amendment of any provision of the Credit Agreement or any other Loan Document. On and after the Effective Date each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Credit Agreement in the Loan Documents and all other documents delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby. Each Borrower acknowledges and agrees that this Agreement constitutes a “Loan Document” for purposes of the Credit Agreement. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner, whatsoever, except in accordance with Section 12.1 of the Credit Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

BORROWERS:

TEXAS PETROCHEMICALS LLC, as a Borrower

By:	/s/ Ruth I. Dreessen
Title:	Chief Financial Officer

TEXAS BUTYLENE CHEMICAL CORPORATION, as a Borrower

By:	/s/ Ruth I. Dreessen
Title:	Chief Financial Officer

LENDERS:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Enrique Landaeta
Title:	Enrique Landaeta, Vice President

By:	/s/ Marguerite Sutton
Title:	Marguerite Sutton, Director

BANK OF AMERICA, N.A.

By:	/s/ [illegible signature]
Title:	Senior Vice President

Signature Page to First Amendment to Credit Agreement

ALLIED IRISH BANK, P.L.C.

By:	/s/ Martin Chin
Title:	Martin Chin, Senior Vice President

By:	/s/ Brent Phillips
Title:	Brent Phillips, Vice President

CAPITAL ONE LEVERAGE FINANCE CORP., f/k/a North Fork Business Capital Corporation

By:
Title:

WACHOVIA BANK, N.A.

By:	/s/ M. Miller Jr.
Title:	Director

WELLS FARGO FOOTHILL, LLC

By:	/s/ Rohan Damani
Title:	Vice President

LLOYDS TSB BANK

By:	/s/ Jeremy Harrison
Title:	Jeremy Harrison, Director H067

By:	/s/ Alexander Wilson
Title:	Alexander Wilson, Director
Financial Institutions, USA W055

Signature Page to First Amendment to Amended and Restated Credit Agreement

ACKNOWLEDGMENT AND CONSENT

The undersigned entities, constituting Subsidiaries of the Borrowers (each, a “Subsidiary Guarantor”), hereby (a) acknowledge that they have reviewed the terms and provisions of (i) the Revolving Credit Agreement dated as of June 27, 2006 (as amended, the “Credit Agreement”), by and among Texas Petrochemicals LLC, a Texas limited liability company (“Company”), and Texas Butylene Chemical Corporation, a Texas corporation (“Texas Butylene” and, together with Company, each individually referred to herein as a “Borrower” and collectively as “Borrowers”), the financial institutions party thereto as Lenders, Deutsche Bank Trust Company Americas, acting in its capacity as administrative agent (the “Agent”) and Bank of America, N.A. (as successor by merger to LaSalle Bank National Association), as collateral agent and (ii) the First Amendment to Revolving Credit Agreement (the “Amendment”) and (b) consent to the amendment of the Credit Agreement pursuant to the Amendment and the other matters contemplated under the Amendment.

Each Subsidiary Guarantor hereby acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or affected by the execution or effectiveness of the Amendment. Each Subsidiary Guarantor represents and warrants that all representations and warranties applicable to it contained in the Credit Agreement as amended by the Amendment and the Loan Documents to which it is a party or otherwise bound are true and correct in all material respects on and as of the Effective Date (except to the extent that such representations and warranties are expressly made as of a specific date, in which event such representations and warranties shall have been true and correct on and as of such specified date).

Each Subsidiary Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in the Amendment, each Subsidiary Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendment of the Credit Agreement effected pursuant to the Amendment and (ii) nothing in the Credit Agreement or the Amendment or any other Loan Document shall be deemed to require the consent of any Subsidiary Guarantor to any future amendment of the Credit Agreement or any other Loan Document.

[signature page follows]

IN WITNESS WHEREOF, each of the Subsidiary Guarantors has caused this Acknowledgement and Consent to First Amendment to Revolving Credit Agreement to be duly executed and delivered by its proper and duly authorized officer as of the 10th day of February, 2009.

TP CAPITAL CORP.

By:	/s/ Ruth I. Dreessen
Name:	Ruth I. Dreessen
Title:	Chief Financial Officer

TEXAS OLEFINS DOMESTIC-INTERNATIONAL SALES CORPORATION

By:	/s/ Ruth I. Dreessen
Name:	Ruth I. Dreessen
Title:	Chief Financial Officer

PORT NECHES FUELS, LLC

By:	/s/ Ruth I. Dreessen
Name:	Ruth I. Dreessen
Title:	Chief Financial Officer

Signature Page to Acknowledgment and Consent